EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:
Stoney M.“Mit” Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090
Frozen Food Express Industries, Inc.
Announces Fourth Quarter Results

Dallas, Texas – March 4, 2008 – Frozen Food Express Industries, Inc. (NasdaqGSM: FFEX) today announced its financial and operating results for the three- and twelve-month periods ended December 31, 2007.

Three-month results
For the quarter ended December 31, 2007, revenue increased 4.9% to $117.9 million from $112.4 million in the comparable 2006 quarter. Revenue for the 2007 and 2006 fourth-quarter periods included fuel surcharges of $21.9 million and $15.7 million, respectively.  Net of fuel surcharges, revenue was $96.0 million for the fourth quarter of 2007, compared to $96.7 million in the fourth quarter of 2006.  Revenue generated from the logistics, or brokerage, operation of the temperature-controlled transportation company increased by $1.3 million (46.4%) during the fourth quarter of 2007 to $4.1 million, as compared to $2.8 million during the same period of 2006.  “We are carefully monitoring the bottom line results of our brokerage operation in order to minimize expenses typically associated with a start-up operation,” noted Mit Stubbs, Chairman and CEO of FFEX.

Mr. Stubbs continued, "Since mid third quarter and well into the fourth quarter, we were encouraged by signs that our team's efforts to enhance revenue were succeeding, compared to earlier in the year.  Asset utilization was up.  Revenue per loaded mile for truckload and revenue per hundredweight for less-than-truckload (“LTL”) were holding their own, and our controllable operating expenses were behaving well.  We even made a little money for the first two months of the fourth quarter, and for the first time in a long time, we had a profitable three-month trailing period, ended November 30, 2007.  December presented a number of challenges that negated those late-year positives.  So far, 2008 does not look much better (or much worse, either) than did that September-November run.  For 2008, we have a genuine shot at a profit."

For the quarter ended December 31, 2007, FFEX incurred a pre-tax loss of $5.3 million, as compared to pre-tax income from continuing operations of $5.0 million during the same quarter a year ago. Fourth-quarter 2006 pre-tax income included a non-taxable gain of $5.1 million from the sale of a life insurance investment.

For the fourth quarter of 2007, the company reported an after-tax net loss of $3.5 million, or 21 cents per diluted share.  For the comparable three months of 2006, FFEX reported net income of $4.3 million, or 24 cents per diluted share.

Mr. Stubbs continued, “This was another quarter and year where freight demand lagged behind the supply of industry-wide capacity, putting pressure on freight volumes, rates and utilization of our equipment across our core asset-based service offerings.  We mitigated these pressures by retiring some older trucks in order to increase asset productivity through better utilization of a smaller fleet, while maintaining the most modern fleet possible.  We continue to see the positive effect of decisions to increase truck-rail (“intermodal”) movements, with a 9.0% increase in length of haul (truckload loaded miles per shipment) to 1,034 miles during the fourth quarter of 2007, compared to 949 miles in the same quarter of 2006.  For the fourth quarter of 2007, asset productivity (revenue per truck per week, excluding fuel surcharges) improved by nearly 2% to $3,308 from $3,252 during the comparable 2006 quarter.  There was also improvement in our truckload empty mile ratio, an operational and network efficiency metric, as it declined to 9.4% in the fourth quarter of 2007, as compared to 9.9% during the 2006 quarter.

“LTL hundredweight increased 2.4% in the fourth quarter of 2007 as compared to the same quarter of 2006, while revenue per hundredweight (excluding fuel surcharge revenue) declined 6.9%. To counteract seasonality of the LTL freight market, we adjust our winter pricing levels to stimulate LTL freight demand and generate revenue sufficient to cover variable costs and contribute to fixed and overhead costs.  We plan to raise our LTL rates somewhere in the 5% range in mid-second quarter, or as market conditions allow.

“Claims and insurance expense was up 85.1% during the fourth quarter of 2007 as compared to the 2006 quarter.   In December, a major ice storm hit the mid-section of the United States.  As the storm began, we were involved in a chain-reaction accident, for which we have established a substantial reserve.”

Full-year results
For the twelve months ended December 31, 2007, revenue decreased by 6.5% to $452.2 million from $483.7 million during the same period of 2006.  Revenue for 2007 included fuel surcharges of $73.4 million, as compared with $75.1 million during 2006.  During 2007, brokerage revenue increased 24.8% to $15.6 million from $12.5 million in 2006.  Included in 2006 revenue, but absent from the 2007 revenue, was $1.7 million associated with the aftermath of Hurricanes Katrina and Rita.

For the year ended December 31, 2007, FFEX incurred a pre-tax loss of $9.9 million, as compared to pre-tax income from continuing operations of $17.7 million during 2006.  For 2007, the company reported a net loss of $7.7 million, or 45 cents per diluted share, compared to net income of $11.2 million, or 61 cents per diluted share during 2006.

Mr. Stubbs concluded, “Our near-term strategy calls for us to continue finding ways to augment our freight network and enhance our revenues while at the same time controlling our costs, particularly with non-asset based growth opportunities that logistics and intermodal services provide. We completed a very rigorous budgetary process for 2008 which we believe brought the management teams to a position of uniform accountability and direction.  We intend to maintain a watchful eye on all costs in our business, allowing us to return to profitability this year.”

About FFEX
Frozen Food Express Industries, Inc. is a publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items).  Its services extend from Canada, throughout the 48 contiguous United States, into Mexico.  The refrigerated trucking company is the only one serving this market that is full-service – providing truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products.  Its refrigerated less-than-truckload operation is the largest on the North American continent.  The company also provides truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net ..

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions we made based upon information currently available.  Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions.  These statements are based on our current expectations and are subject to uncertainty and change.

Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results could differ materially from the expectations reflected in such forward-looking statements.  Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Factors that are not within our control that could cause actual results to differ materially from those in such forward-looking statements include demand for our services and products, and our ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, our ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which we operate, operational risks and insurance, risks associated with the technologies and systems we use and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
For the Three and Twelve Months Ended December 31,
(Unaudited and in thousands, except per-share amounts)

	Three Months		Twelve Months
	2007	2006	2007	2006
Revenue	$117,926	$112,436	$452,214	$483,721

Costs and expenses
Salaries, wages and related expenses	31,794	32,866	128,895	130,554
Purchased transportation	30,922	26,543	114,138	114,777
Fuel	22,884	19,789	84,319	87,757
Supplies and expenses	13,590	14,394	54,516	58,758
Revenue equipment rent	8,198	7,398	31,083	30,551
Depreciation	4,749	5,281	19,446	20,606
Communications and utilities	993	1,115	4,206	4,291
Claims and insurance	8,589	4,639	20,801	18,279
Operating taxes and licenses	1,190	1,130	4,740	4,513
Gains on disposition of equipment	(813)	(770)	(3,144)	(3,379)
Miscellaneous expenses	1,242	741	3,743	5,455
	123,338	113,126	462,743	472,162
(Loss) income from continuing operations	(5,412)	(690)	(10,529)	11,559

Interest (income) and other expense
Interest income	(69)	(173)	(640)	(566)
Interest expense	50	180	50	405
Equity in earnings of limited partnership	(363)	(637)	(781)	(1,115)
Life insurance and other	253	(5,072)	776	(4,836)
	(129)	(5,702)	(595)	(6,112)

(Loss) income from continuing operations	(5,283)	5,012	(9,934)	17,671
Income tax (benefit) expense	(1,742)	687	(2,264)	6,468
Net (loss) income from continuing operations	(3,541)	4,325	(7,670)	11,203
Discontinued operations, net	--	(9)	--	23
Net (loss) income	$(3,541)	$4,316	$(7,670)	$11,226

Net (loss) income from continuing operations per share of common stock
Basic	$(0.21)	$0.25	$(0.45)	$0.63
Diluted	$(0.21)	$0.24	$(0.45)	$0.61
(Loss) income from discontinued operations per share of common stock
Basic	$--	$--	$--	$--
Diluted	$--	$--	$--	$--
Net (loss) income per share of common stock
Basic	$(0.21)	$0.25	$(0.45)	$0.63
Diluted	$(0.21)	$0.24	$(0.45)	$0.61
Weighted average shares outstanding
Basic	16,748	17,504	17,187	17,853
Diluted	16,748	17,941	17,187	18,517

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics For the Three and Twelve Months Ended December 31, (Unaudited)
	Three Months		Twelve Months
Revenue from [a]:	2007	2006	2007	2006
Truckload linehaul services	$53.4	$55.4	$212.4	$237.5
Dedicated fleets	5.8	4.6	17.9	21.1
Total truckload	59.2	60.0	230.3	258.6
Less-than-truckload (“LTL”) services	31.2	32.7	127.4	129.8
Fuel surcharges	21.9	15.7	73.4	75.1
Freight brokerage	4.1	2.8	15.6	12.5
Equipment rental	1.5	1.2	5.5	7.7
Total revenue	117.9	112.4	452.2	483.7
Operating expenses	123.3	113.1	462.7	472.2
(Loss) income from operations	$(5.4)	$(0.7)	$(10.5)	$11.6
Operating ratio [b]	104.6%	100.6%	102.3%	97.6%

Total truckload revenue	$59.2	$60.0	$230.3	$258.6
LTL revenue	31.2	32.7	127.4	129.8
Total linehaul and dedicated fleet revenue	$90.4	$92.7	$357.7	$388.4
Weekly average trucks in service	2,079	2,169	2,122	2,222
Revenue per truck per week [c]	$3,308	$3,252	$3,233	$3,352
Statistical and revenue data [d]:
Truckload total linehaul miles [e]	40.5	41.5	162.7	177.6
Truckload loaded miles [e]	36.7	37.4	146.8	160.6
Truckload empty mile ratio [f]	9.4%	9.9%	9.8%	9.6%
Truckload linehaul revenue per total mile	$1.32	$1.33	$1.31	$1.34
Truckload linehaul revenue per loaded mile	$1.46	$1.48	$1.45	$1.48
Truckload linehaul shipments [g]	35.5	39.4	151.5	168.3
Truckload loaded miles per shipment	1,034	949	969	954
LTL hundredweight [g]	2,144	2,094	8,582	8,410
LTL linehaul revenue per hundredweight	$14.55	$15.62	$14.85	$15.43

Tractors in service as of December 31			2,075	2,187
Trailers in service as of December 31			4,046	3,919
Non-driver employees as of December 31			900	997
Notes:
a)	Revenue is stated in millions of dollars. The amounts presented here may not agree to the amounts shown in the accompanying statements of income due to rounding.
b)	Operating expenses divided by revenue.
c)	Total linehaul and dedicated fleet revenue divided by number of weeks in period divided by weekly average trucks in service.
d)
Due to changes in the manner in which data regarding the numbers of miles, shipments and hundredweight are tabulated, the sum of the quarterly data presented in this and previous reports will not necessarily agree with the year-to-date data reported here.

e)	In millions.
f)	One minus the quotient of truckload loaded miles divided by truckload total linehaul miles.
g)	In thousands.

Other selected financial information for the twelve months ended, or as of, December, 2007 and 2006 is as follows (unaudited and in thousands):
	2007	2006
Depreciation and amortization expense	$24,307	$25,702
Expenditures for property, plant and equipment	$(22,007)	$(39,667)
Proceeds from sale of property, plant and equipment	$13,545	$14,462
Cash and cash equivalents	$2,473	$9,589
Long-term debt	$--	$4,900